Exhibit 99.1

Cassava Announces Retirement of Chief Medical Officer, Dr. Jim Kupiec, and Appointment of Dr. Jack Moore as Senior Vice President, Clinical Development

AUSTIN, TX, April 21, 2025 (GLOBENEWSWIRE) – Cassava Sciences, Inc. (NASDAQ: SAVA, “Cassava”, the “Company”), a clinical-stage biotechnology company focused on developing novel, investigational treatments, including simufilam, for central nervous system (CNS) disorders such as tuberous sclerosis complex (TSC)-related epilepsy, today announced the retirement of James W. Kupiec, MD, Chief Medical Officer, effective May 9, 2025. The Company also appointed Jack Moore, PhD, as Senior Vice President, Clinical Development, reporting to Rick Barry, Chief Executive Officer.

“The entire Cassava team is grateful for Jim’s service as our Chief Medical Officer. He is retiring after a notable career of exemplary work, with exceptional expertise in Alzheimer’s disease drug development. Thanks to Jim’s attention to patient care and his deep credibility in the scientific community, Cassava completed a high-quality clinical trial program in Alzheimer’s disease that was carried out with respect for the dignity of patients and their caregivers. We wish Jim a happy and fulfilling retirement,” said Rick Barry, President and Chief Executive Officer of Cassava.

Dr. Moore joins Cassava as Senior Vice President, Clinical Development, effective April 28, 2025. He will be responsible for advancing the clinical evaluation of simufilam in new potential indications, including TSC. Dr. Moore will build on an established track record of working in leading global pharmaceutical companies to advance novel compounds for the treatment of CNS disorders.

“As we formulate our strategy going forward, we are pleased to have Jack on board. He brings broad medical affairs and clinical development expertise, plus extensive experience working with study sites and patient advocacy groups. These skills will be invaluable to Cassava as we take the next steps in our TSC program, identify potential clinical collaborators and study sites, and explore additional potential applications,” commented Mr. Barry.

“I am eager to contribute my clinical development expertise to Cassava’s emerging program for simufilam in TSC and other applications,” said Dr. Jack Moore, SVP, Clinical Development of Cassava.

About Jack Moore, PhD

Jack Moore is an accomplished biopharmaceutical executive with extensive drug development expertise in CNS and neurodegenerative diseases including Alzheimer’s disease, multiple sclerosis, amyotrophic lateral sclerosis, and other neuro-immunologic and oncologic disorders. He has a history of building and executing clinical development strategies and publication plans, as well as engaging with key opinion leaders, advisory boards, patient advocates, and medical communities in established and rare clinical indications across multiple drug modalities. Most recently, Dr. Moore was Vice President, Head of Global Medical Affairs at Alector Inc. Prior to that, Dr. Moore held clinical and medical affairs leadership roles of increasing responsibility at global pharmaceutical companies including Janssen Pharmaceutica, Novartis Pharmaceuticals Corporation, and Celgene Corporation, a subsidiary of Bristol-Myers Squibb Company.

Dr. Moore earned his Doctor of Philosophy in Neuroscience at the University of North Texas, and he was a Post-Doctoral Research Fellow at the University of Texas at Southwestern Medical Center at Dallas. He earned his Master of Science in Physiology at the University of North Texas, and his Bachelor of Science in Biology at Texas State University.

About Cassava Sciences, Inc.

Cassava Sciences, Inc. (NASDAQ: SAVA), is a clinical-stage biotechnology company focused on developing novel, investigational treatments, including simufilam, for central nervous system disorders such as tuberous sclerosis complex (TSC)-related epilepsy. Simufilam is a proprietary, investigational oral small molecule that targets the filamin A protein. The Company is based in Austin, Texas.

For more information, please visit: https://www.CassavaSciences.com

For More Information Contact:

Investors
Sandya von der Weid
svonderweid@lifesciadvisors.com

Media
media@cassavasciences.com

Company
Eric Schoen, Chief Financial Officer
(512) 501-2450
ESchoen@CassavaSciences.com
IR@cassavasciences.com

Cautionary Note Regarding Forward-Looking Statements:

This news release contains forward-looking statements that include but are not limited to statements regarding: our plans to conduct preclinical studies of simufilam relating to seizures in TSC, the potential for simufilam as a treatment for TSC-related epilepsy and other indications, the timing of anticipated milestones, and management retirees or appointments. These statements may be identified by words such as “anticipate”, “before,” “believe”, “could”, “expect”, “forecast”, “intend”, “may”, “pending,” “plan”, “possible”, “potential”, “prepares for,” “will”, and other words and terms of similar meaning.

Such statements are based on our current expectations and projections about future events. Such statements speak only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks relating to the ability to efficiently discontinue the Company’s Alzheimer’s disease development program, the ability to advance preclinical studies related to TSC-related epilepsy, and other risks inherent in drug discovery and development or specific to Cassava Sciences, Inc., as described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, and future reports to be filed with the SEC. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from expectations in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this news release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements. For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC’s website at www.sec.gov.

All of our pharmaceutical assets under development are investigational product candidates. They have not been approved for use in any medical indication by any regulatory authority in any jurisdiction and their safety, efficacy or other desirable attributes, if any, have not been established in any patient population. Consequently, none of our product candidates is approved or available for sale anywhere in the world.

Our clinical results from earlier-stage clinical trials may not be indicative of future results from later-stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or any scientific data we present or publish.

We are in the business of new drug discovery, development and commercialization. Our research and development activities are long, complex, costly and involve a high degree of risk. Holders of our common stock should carefully read our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q in their entirety, including the risk factors therein. Because risk is fundamental to the process of drug discovery, development and commercialization, you are cautioned to not invest in our publicly traded securities unless you are prepared to sustain a total loss of the money you have invested.

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